Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial statements of Horsepower Holdings, Inc. (“Horsepower”) presented below are based on, and should be read together with, the historical information that Basic Energy Services, Inc. (“Basic”) and Grey Wolf, Inc. (“Grey Wolf”) have presented in their respective filings with the Securities and Exchange Commission. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the proposed mergers as if they had occurred on March 31, 2008, and combines the historical balance sheets of Basic and Grey Wolf as of March 31, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008, the year ended December 31, 2007 and the twelve months ended March 31, 2008 are presented as if the proposed mergers had occurred on January 1, 2007, and combines the historical results of Basic and Grey Wolf for the year ended December 31, 2007, the three months ended March 31, 2008 and the twelve months ended March 31, 2008. The historical financial information is adjusted to give effect to pro forma events that (1) are directly attributable to the mergers, (2) are factually supportable and (3) with respect to the statements of operations, are expected to have a continuing impact on combined results.

Immediately after the mergers, the financial statements of Grey Wolf will become the financial statements of Horsepower. The mergers will be accounted for using the purchase method of accounting. Under U.S. generally accepted accounting principles (“GAAP”), Grey Wolf has been determined to be the accounting acquirer based on the fact that its stockholders are expected to hold greater than 50% of the Horsepower common stock after the mergers. The pro forma adjustments are based on a preliminary purchase price allocation whereby the cost to acquire Basic was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase price and analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets, which will be finalized after completion of the valuation and assessment process using all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the completion of the mergers. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Horsepower’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although Basic and Grey Wolf believe that certain cost savings may result from the mergers, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized if the proposed mergers had been completed as of the dates indicated.

The unaudited financial statements assume that the holders of Grey Wolf’s 3.75% Contingent Convertible Senior Notes due 2023 and Floating Rate Contingent Convertible Notes due 2024 do not exercise a special conversion privilege entitling them to convert the principal amount of their notes into Grey Wolf common stock prior to the effective time of the mergers.

Unaudited pro forma condensed combined financial information — (continued)

The estimated purchase price of $1.3 billion has been calculated as follows (in thousands, except per share data and the conversion ratio):

Basic common stock outstanding	41,252
Multiplied by the cash merger consideration per share	$6.70

Cash merger consideration for outstanding common stock	$276,388
Less: Cash merger consideration for restricted stock excluded from the purchase price in accordance with GAAP	$3,298

Total cash merger consideration		$273,090
Basic common stock outstanding	41,252
Less: Shares of Basic restricted stock outstanding	567

Estimated number of Basic shares of common stock to be converted	40,685
Multiplied by the per share exchange ratio of 0.9195	37,410
Assumed market price of a share of Horsepower common stock that will be issued	$21.84

Estimated value of the shares of Horsepower common stock that will be issued	$817,035
Estimated value of the shares of Horsepower restricted stock included in the purchase price in accordance with GAAP	$1,499
Estimated value of Horsepower stock options included in the purchase price in accordance with GAAP	$37,374

Total stock merger consideration		$855,908
Retirement of Basic revolving credit facility		150,000
Pro forma transaction costs		18,000

Total pro forma purchase price		$1,296,998

Immediately prior to the effective time of the mergers, each outstanding common share of Grey Wolf will be converted into the right to receive (1) 0.2500 shares of Horsepower common stock and (2) $1.82 in cash. Immediately prior to the effective time of the mergers, each outstanding common share of Basic will be converted into the right to receive (1) 0.9195 shares of Horsepower common stock and (2) $6.70 in cash.

An independent appraisal firm has been engaged to assist in finalizing the allocation of the purchase price. The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price has been preliminarily assigned to the net tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Preliminary
Fair Value

Current assets	$284,393
Property, plant and equipment	1,008,635
Goodwill	518,365
Other intangible assets	194,068
Other assets	6,495
Current liabilities	(107,165)
Long-term debt	(260,179)
Deferred income taxes	(343,811)
Other liabilities	(3,803)

Total pro forma purchase price	$1,296,998

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2008

	Historical		Pro forma
					Horsepower
	Grey Wolf	Basic	Adjustments		Combined
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$286,569	$100,174	$(617,091	)(a)	$194,527
			600,000	(b)
			(25,125	)(c)
			(150,000	)(d)
Accounts receivable, net	168,804	148,828	—		317,632
Other current assets	11,703	24,984	—		36,687
Deferred tax assets	5,351	10,407	—		15,758

Total current assets	472,427	284,393	(192,216)		564,604
Property and equipment, net	755,472	649,987	358,649	(f)	1,764,108
Goodwill	10,377	218,430	299,935	(g)	528,742
Other intangible assets, net of amortization	—	26,431	167,637	(e)	194,068
Other assets, net	21,431	8,136	25,125	(c)	53,051
			(1,641	)(d)

TOTAL ASSETS	$1,259,707	$1,187,377	$657,489		$3,104,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$18,886	$16,250	(b)	$35,136
Trade accounts payable	65,242	20,629	—		85,871
Other current liabilities	55,129	67,650	—		122,779

Total current liabilities	120,371	107,165	16,250		243,786
Long-term debt, net of current portion	275,000	410,179	583,750	(b)	1,118,929
			(150,000	)(d)
Other long term liabilities	17,064	3,803	—		20,867
Deferred income tax	157,153	120,479	223,332	(h)	500,964
Stockholders’ equity:	690,119	545,751	(326,000	)(a)	1,220,027
			855,908	(i)
			(545,751	)(j)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,259,707	$1,187,377	$657,489		$3,104,573

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2008

	Historical			Pro forma
						Horsepower
	Grey Wolf		Basic	Adjustments		Combined
	(in thousands, except per share data)

Revenues	$201,522		$229,873	$—		$431,395
Costs and expenses:
Operating expenses, excluding depreciation and amortization	113,546		137,972	—		251,518
Depreciation and amortization	27,759		28,032	3,481	(k)	62,066
				2,794	(o)
General and administrative	8,612		25,852	—		34,464

	149,917		191,856	6,275		348,048

Operating income	51,605		38,017	(6,275)		83,347
Other income (expense):
Interest income	2,487		701	—		3,188
Interest expense	(3,337)		(7,349)	(10,542	)(l)	(20,316)
				(1,343	)(m)
				2,255	(n)
Other income (expense)	—		38	—		38

Income before income taxes	50,755		31,407	(15,905)		66,257
Income tax provision (benefit)	19,432		11,751	(6,044	)(p)	25,139

Net income	$31,323		$19,656	$(9,861)		$41,118

Basic income per common share	$0.18		$0.48			$0.51

Diluted income per common share	$0.15		$0.47			$0.45

Weighted average common shares outstanding:
Basic	175,771		40,577	37,412	(q)	81,355

Diluted	219,332		41,464	40,765	(q)	95,598

Basic income per common share, restated for reverse stock-split	$0.71	(r)

Diluted income per common share, restated for reverse stock-split	$0.61	(r)

Weighted average common shares outstanding, restated for reverse stock-split:
Basic	43,943	(r)

Diluted	54,833	(r)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2007

	Historical			Pro forma
						Horsepower
	Grey Wolf		Basic	Adjustments		Combined
	(in thousands, except per share data)

Revenues	$906,577		$877,173	$—		$1,783,750
Costs and expenses:
Operating expenses, excluding depreciation and amortization	513,672		519,394	—		1,033,066
Depreciation and amortization	97,361		93,048	32,482	(s)	234,067
				11,176	(w)
General and administrative	29,439		99,042	—		128,481

	640,472		711,484	43,658		1,395,614

Operating income	266,105		165,689	(43,658)		388,136
Other income (expense):
Interest income	13,202		2,280	—		15,482
Interest expense	(13,910)		(27,416)	(42,811	)(t)	(81,718)
				(5,376	)(u)
				7,795	(v)
Loss on early extinguishment of debt	—		(230)	—		(230)
Other income (expense)	—		176	—		176

Income before income taxes	265,397		140,499	(84,050)		321,846
Income tax provision (benefit)	95,505		52,766	(31,939	)(x)	116,332

Net income	$169,892		$87,733	$(52,111)		$205,514

Basic income per common share	$0.93		$2.19			$2.49

Diluted income per common share	$0.79		$2.13			$2.21

Weighted average common shares outstanding:
Basic	182,006		40,013	37,083	(y)	82,584

Diluted	225,649		41,112	40,446	(y)	96,858

Basic income per common share, restated for reverse stock-split	$3.73	(z)

Diluted income per common share, restated for reverse stock-split	$3.16	(z)

Weighted average common shares outstanding, restated for reverse stock-split:
Basic	45,502	(z)

Diluted	56,412	(z)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended March 31, 2008

				Pro Forma
	Historical					Horsepower
	Grey Wolf		Basic	Adjustments		Combined
	(In thousands, except per share data)

Revenues	$866,086		$908,116	$—		$1,774,202
Costs and expenses:
Operating expenses, excluding depreciation and amortization	506,318		540,880	—		1,047,198
Depreciation and amortization	103,706		101,855	23,675	(aa)	240,412
				11,176	(ee)
General and administrative	30,652		102,245	—		132,897

Total costs and expenses	640,676		744,980	34,851		1,420,507

Operating income	225,410		163,136	(34,851)		353,695
Other income (expense):
Interest income	12,530		2,511	—		15,041
Interest expense	(13,755)		(29,171)	(42,554	)(bb)	(80,611)
				(5,376	)(cc)
				10,245	(dd)
Other income (expense)	—		153	—		153

Income before income taxes	224,185		136,629	(72,536)		288,278
Income tax provision (benefit)	81,548		51,313	(27,564	)(ff)	105,297

Net income	$142,637		$85,316	$(44,972)		$182,981

Basic income per common share	$0.79		$2.11			$2.24

Diluted income per common share	$0.67		$2.06			$1.99

Weighted average common shares outstanding:
Basic	180,206		40,522	36,742	(gg)	81,794

Diluted	223,850		41,501	40,101	(gg)	96,064

Basic income per common share, restated for reverse stock-split	$3.17	(hh)

Diluted income per common share, restated for reverse stock-split	$2.69	(hh)

Weighted average common shares outstanding, restated for reverse stock-split:
Basic	45,052	(hh)

Diluted	55,963	(hh)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The historical condensed combined balance sheet and statements of income of Grey Wolf and Basic have been prepared in accordance with accounting principles generally accepted in the United States of America. Transactions between Grey Wolf and Basic were not material individually or in the aggregate. The following notes set forth the assumptions used in preparing the unaudited pro forma condensed combined financial statements. The pro forma adjustments are based on estimates made by Grey Wolf’s and Basic’s management that are preliminary and subject to change based upon the final purchase price allocation.

The adjustments to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2008 are described below:

(a)  To record the payment of estimated cash consideration to Basic stockholders of $273.1 million, estimated cash to Grey Wolf stockholders of $326.0 million, and an estimate of Grey Wolf’s out-of-pocket transaction costs associated with the acquisition totaling $18.0 million.

(b)  To reflect borrowings of approximately $600.0 million to satisfy the cash purchase price obligation to Basic stockholders and Grey Wolf stockholders consisting of (i) a $325.0 million term loan A facility under a proposed six-year, senior secured term loan facility, of which $16.3 million is expected to be paid within one year of issuance (the “Term Loan A Facility”) and (ii) the $275 million of additional indebtedness. Horsepower will have a senior secured revolving credit facility in an aggregate principal amount of up to $325.0 million (the “Revolving Credit Facility”), which is expected to be undrawn at the closing of the mergers.

(c)  Reflects the adjustment to record debt issuance costs of $8.1 million incurred under the Term Loan A Facility, $8.1 million incurred under a Revolving Credit Facility and $8.9 million incurred in connection with the additional indebtedness.

(d)  To reflect the repayment of Basic’s outstanding balances associated with its existing revolving credit facility that will terminate upon consummation of the acquisition totaling $150.0 million and to write-off Basic’s remaining long-term deferred debt issuance costs related to the facility in the amount of $1.6 million.

(e)  To record a preliminary estimate of separately identifiable intangible assets related primarily to customer relationships with an expected useful life of approximately 15 years.

(f)  Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Basic’s property, plant and equipment.

(g)  To record the excess purchase price over the estimated fair value of Basic’s net assets.

(h)  To reflect the adjustment of approximately $223.3 million required under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” to record the estimated incremental deferred income taxes. The adjustment reflects the difference between the preliminary fair value of Basic’s assets, other than goodwill, and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. A combined statutory federal and blended state income tax rate of 38.0% was used for these adjustments.

(i)  To record the issuance of approximately 37.4 million shares of Horsepower common stock, par value $0.01 per share, at an assumed price of $21.84 per share, which was based on the average closing price of Grey Wolf common stock for the two trading days before through the two trading days after the announcement of the mergers on April 21, 2008. In addition to the common stock issuance, approximately $37.4 million and $1.5 million was recorded to additional paid-in capital related to the conversion of certain of Basic’s stock options and restricted stock awards, respectively.

(j)  Reflects the adjustment to eliminate Basic’s historical equity accounts.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 are described below:

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (continued)

(k)  To reflect the additional depreciation expense of $3.5 million for the increase in estimated fair value of the acquired assets. For purposes of this adjustment, Basic’s historical carrying values of its fixed assets were analyzed and these historical carrying values were adjusted to estimated fair value.

(l)  To reflect interest expense of $4.9 million related to the $325.0 million Term Loan A Facility estimated at 6.31% per annum and interest expense of $5.7 million related to the $275.0 million of additional indebtedness, estimated at 8.25% per annum, to satisfy approximately $600.0 million of cash obligations associated with the mergers. If the interest rates on each of the Term Loan A Facility and the additional indebtedness increased or decreased by 0.125%, the interest expense would increase or decrease by $187,500.

(m)  To reflect the increase to interest expense associated with the amortization, over a six-year term, of the anticipated debt issuance costs incurred with the Term Loan A Facility; the amortization, over a five-year term, of the anticipated debt issuance costs incurred with the Revolving Credit Facility; the amortization, over a 10-year term, of the anticipated debt issuance costs associated with the additional indebtedness; and letter of credit fees and commitment fees associated with the Revolving Credit Facility.

(n)  Reflects the adjustment to eliminate $2.3 million of Basic’s historical interest expense, letter of credit fees, and amortization of debt issuance costs associated with Basic’s existing revolving credit facility that were assumed to be repaid at the beginning of the period presented.

(o)  To record amortization expense over an estimated useful life of 15 years for the estimated intangible assets separately identified primarily related to customer relationships.

(p)  To record the income tax benefit related to the effect of the pro forma adjustments at a combined statutory federal and blended state income tax rate of 38.0%.

(q)  Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Basic’s outstanding common stock, stock options and restricted stock to shares of Horsepower common stock and reflect the Grey Wolf exchange ratio, which is deemed to be a reverse stock split, associated with the acquisition assuming the transaction was consummated at the beginning of the period presented.

(r)  Historical shares outstanding and earnings per share are restated to reflect the deemed reverse stock split resulting from the transaction. Restated shares outstanding are calculated based on the ratio of 0.2500 for each share outstanding in accordance with the merger agreement.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 are described below:

(s)  To reflect additional depreciation expense of $32.5 million for the increase in estimated fair value of the acquired assets. For purposes of this adjustment, Basic’s historical carrying values of its fixed assets were analyzed and these historical carrying values were adjusted to estimated fair value.

(t)  To reflect interest expense of $20.1 million related to the $325.0 million Term Loan A Facility estimated at 6.31% per annum and interest expense of $22.7 million related to the additional indebtedness, estimated at 8.25% per annum, to satisfy approximately $600.0 million of cash obligations associated with the mergers. If the interest rates on each of the Term Loan A Facility and the additional indebtedness increased or decreased by 0.125%, the interest expense would increase or decrease by $750,000.

(u)  To reflect the increase to interest expense associated with the amortization, over a six-year term, of the anticipated debt issuance costs incurred with the Term Loan A Facility; the amortization, over a five-year term, of the anticipated debt issuance costs incurred with the Revolving Credit Facility; the amortization, over a 10-year term, of the anticipated debt issuance costs associated with the additional indebtedness; and letter of credit fees and commitment fees associated with the Revolving Credit Facility.

(v)  Reflects the adjustment to eliminate $7.8 million of Basic’s historical interest expense, letter of credit fees, and amortization of debt issuance costs associated with Basic’s existing revolving credit facility that were assumed to be repaid at the beginning of the period presented.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (continued)

(w)  To record amortization expense over an estimated useful life of 15 years for the estimated intangible assets separately identified primarily related to customer relationships.

(x)  To record the income tax benefit related to the effect of the pro forma adjustments at a combined statutory federal and blended state income tax rate of 38.0%.

(y)  Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Basic’s outstanding common stock, stock options and restricted stock to shares of Horsepower common stock and reflect the Grey Wolf exchange ratio, which is deemed to be a reverse stock split, associated with the acquisition assuming the transaction was consummated at the beginning of the period presented.

(z)  Historical Grey Wolf shares outstanding and earnings per share are restated to reflect the deemed reverse stock split resulting from the transaction. Restated shares outstanding are calculated based on the Grey Wolf exchange ratio of 0.2500 for each Grey Wolf share outstanding in accordance with the merger agreement.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2008 are described below:

(aa)  To reflect additional depreciation expense of $23.7 million for the increase in estimated fair value of the acquired assets. For purposes of this adjustment, Basic’s historical carrying values of its fixed assets were analyzed and these historical carrying values were adjusted to estimated fair value.

(bb)  To reflect interest expense of $19.9 million related to the $325.0 million Term Loan A Facility estimated at 6.31% per annum and interest expense of $22.7 million related to the additional indebtedness, estimated at 8.25% per annum, to satisfy approximately $600.0 million of cash obligations associated with the mergers. If the interest rates on each of the Term Loan A Facility and the additional indebtedness increased or decreased by 0.125%, the interest expense would increase or decrease by $750,000.

(cc)  To reflect the increase to interest expense associated with the amortization, over a six-year term, of the anticipated debt issuance costs incurred with the Term Loan A Facility; the amortization, over a five-year term, of the anticipated debt issuance costs incurred with the Revolving Credit Facility; the amortization, over a 10-year term, of the anticipated debt issuance costs associated with the additional indebtedness; and letter of credit fees and commitment fees associated with the Revolving Credit Facility.

(dd)  Reflects the adjustment to eliminate $10.2 million of Basic’s historical interest expense, letter of credit fees, and amortization of debt issuance costs associated with Basic’s existing revolving credit facility that were assumed to be repaid at the beginning of the period presented.

(ee)  To record amortization expense over an estimated useful life of 15 years for the estimated intangible assets separately identified primarily related to customer relationships.

(ff)  To record the income tax benefit related to the effect of the pro forma adjustments at a combined statutory federal and blended state income tax rate of 38.0%.

(gg)  Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Basic’s outstanding common stock, stock options and restricted stock to shares of Horsepower common stock and reflect the Grey Wolf exchange ratio, which is deemed to be a reverse stock split, associated with the acquisition assuming the transaction was consummated at the beginning of the period presented.

(hh)  Historical Grey Wolf shares outstanding and earnings per share are restated to reflect the deemed reverse stock split resulting from the transaction. Restated shares outstanding are calculated based on the Grey Wolf exchange ratio of 0.2500 for each Grey Wolf share outstanding in accordance with the merger agreement.